Exhibit 99.1

For: Authentidate Holding Corp.

Investor Contacts:	Media Contacts:
Todd Fromer / Garth Russell	Shelley Pfaendler

KCSA Worldwide	KCSA Worldwide
212-896-1215 / 212-896-1250	212-896-1248
tfromer@kcsa.com / grussell@kcsa.com	spfaendler@kcsa.com

Authentidate Holding Corp. Announces Fiscal 2007

First Quarter Results

BERKELEY HEIGHTS, N.J., November 9, 2006 – Authentidate Holding Corp. (NASDAQ: ADAT), a worldwide provider of secure enterprise workflow management solutions, today announced financial results for the fiscal 2007 first quarter ended September 30, 2006.

Total revenue for the three months ended September 30, 2006 was $3,457,000 versus $4,303,000 for the first quarter last year. Revenue in the Company’s core Security Software Solutions segment was $883,000 for the first quarter of fiscal 2007, compared to $1,125,000 for fiscal 2006 which included approximately $324,000 related to the amortization of deferred revenue and other one-time revenues. Excluding these one-time items for fiscal 2006, revenue in our Security Software Solutions segment increased approximately 10% for the first quarter of fiscal 2007.

Document Management Solutions revenues increased slightly for the first quarter of fiscal 2007 to $1,521,000 versus $1,494,000 for the same period in fiscal 2006 and Systems Integration segment revenues decreased 38% to $1,053,000, compared to $1,684,000 for the same period last year due to a reduction in lower margin hardware sales.

Net loss for the first quarter of fiscal 2007 was ($4,295,000), or ($0.13) per diluted share, compared to a net loss of ($3,748,000), or ($0.11) per diluted share, in fiscal 2006. This increase is due primarily to litigation expenses for on-going matters of approximately $550,000, or $0.02 per diluted share, and higher product development expenses and professional fees.

As of September 30, 2006, the Company’s cash and marketable securities totaled $40,335,000. Total deferred revenue at the end of the first quarter was $2,330,000.

Suren Pai, Chief Executive Officer of Authentidate, stated, “We continue to make steady progress towards positioning our Company as a leading provider of secure workflow management applications in the healthcare market and have recently entered the market to serve professional consumers. Although revenue continues to lag behind our activities due to long customer ramp-up periods, our core Security Software Solutions segment revenues, net of one-time items, grew 10% in the first quarter.” He added, “We believe the recent launch of Inscrybe Healthcare™ will enable us to expand our addressable base of customers in the healthcare area and positions us for growth in this market. We are also very excited about the beta launch of TrueBlue™ which will allow us to expand our workflow management technology to a variety of applications in the office environment when we launch this service commercially in 2007.”

Conference Call

Management will host a conference call at 4:30 p.m. ET on Thursday, November 9, 2006 to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is 800-430-2053 and the dial in number for international callers is 973-935-8769. The access code for all callers is 8018465. A live webcast of the call will also be available on the Company’s website at www.authentidate.com.

A replay of the call will be available through November 16, 2006. To access the replay, please dial 877-519-4471in the U.S. and 973-341-3080 outside the U.S., and then enter the access code 8018465.

About Authentidate Holding Corp.

Authentidate Holding Corp. (Nasdaq: ADAT) is a worldwide provider of secure enterprise workflow management solutions that incorporate its proprietary and patent-pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® and electronic signing solutions. Authentidate also provides secure document management solutions, and enterprise network security products and services.

The company operates its software and services businesses in three segments: the Security Software Solutions segment (including Authentidate, Inc., Trac Medical Solutions, Inc. and Authentidate International AG), the Document Management Solutions segment (Docstar Division) and the Systems Integration segment (DJS). For more information, visit the company’s website at http://www.authentidate.com.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Tables follow:

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2006 (Unaudited)	June 30, 2006
Assets
Current assets
Cash and cash equivalents	$8,639	$9,366
Restricted cash	521	521
Marketable securities	31,696	36,539
Accounts receivable, net	3,453	2,757
Prepaid expenses and other current assets	1,667	825

Total current assets	45,976	50,008
Property and equipment, net	3,894	3,945
Other assets
Software development costs, net	2,156	1,926
Goodwill	7,341	7,341
Other assets	1,305	1,314

Total assets	$60,672	$64,534

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$5,789	$5,925
Deferred revenue	2,101	1,988
Other current liabilities	108	57

Total current liabilities	7,998	7,970
Long-term deferred revenue	229	229

Total liabilities	8,227	8,199

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized; Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 34,413 issued and outstanding	34	34
Additional paid-in capital	162,811	162,386
Accumulated deficit	(110,305)	(105,992)
Accumulated comprehensive loss	(98)	(96)

Total shareholders’ equity	52,445	56,335

Total liabilities and shareholders’ equity	$60,672	$64,534

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2006	2005
Net sales
Products	$3,073	$3,973
Services	384	330

Total net sales	3,457	4,303

Cost of sales
Products	1,241	2,027
Services	195	144

Total cost of sales	1,436	2,171

Gross profit	2,021	2,132

Selling, general and administrative expenses	5,762	5,691
Product development expenses	1,144	718

Total operating expenses	6,906	6,409

Loss from operations	(4,885)	(4,277)

Other income
Interest and other income	590	531
Interest expense	—	(2)

	590	529

Net loss	$(4,295)	$(3,748)

Basic and diluted loss per common share	$(0.13)	$(0.11)